SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

Walgreen Co.

(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The Company held its Annual Meeting of Shareholders on January 8, 2014.

(b) Set forth below are the voting results for each of the proposals submitted to a vote of the Company’s shareholders at the Annual Meeting:

Proposal No. 1: The shareholders voted for election of the following directors to serve on the Board of Directors until the next Annual Meeting of Shareholders or until their successors are elected and qualified:

	Votes For	Votes Against	Abstentions
Janice M. Babiak	648,410,726	8,744,134	7,510,136
David J. Brailer	651,790,338	5,309,566	7,565,092
Steven A. Davis	638,370,727	18,677,421	7,616,848
William C. Foote	649,301,230	7,792,835	7,570,931
Mark P. Frissora	645,445,955	11,600,519	7,618,522
Ginger L. Graham	646,809,740	10,294,883	7,560,373
Alan G. McNally	651,086,911	6,021,818	7,556,267
Dominic P. Murphy	656,103,963	3,502,516	5,058,517
Stefano Pessina	658,292,162	4,682,638	1,690,196
Nancy M. Schlichting	644,189,238	12,952,749	7,523,009
Alejandro Silva	649,488,964	7,492,679	7,683,353
James A. Skinner	653,535,393	3,602,504	7,527,099
Gregory D. Wasson	649,952,221	6,942,450	7,770,325

There were 143,089,061 broker non-votes on this proposal.

Proposal No. 2: The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers was approved. There were 642,170,584 votes for, 18,663,799 votes against, and 3,830,613 abstentions. There were 143,089,061 broker non-votes on this proposal.

Proposal No. 3: The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm was approved. There were 791,386,226 votes for, 13,827,619 votes against, and 2,540,212 abstentions.

Proposal No. 4: The shareholder proposal regarding an executive equity retention policy was not approved. There were 183,067,596 votes for, 477,405,533 votes against, and 4,191,867 abstentions. There were 143,089,061 broker non-votes on this proposal.

Proposal No. 5: The shareholder proposal regarding proxy access was not approved. There were 288,280,630 votes for, 372,631,350 votes against, and 3,753,016 abstentions. There were 143,089,061 broker non-votes on this proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: January 14, 2014	By:	/s/ Jan S. Reed
	Title:	Vice President, Deputy General Counsel and Assistant Secretary